Exhibit 21.1

Subsidiaries of Lexicon Pharmaceuticals, Inc.

The subsidiary of Lexicon Pharmaceuticals, Inc. set forth below does business under the name stated.

Name of Subsidiary	State of Incorporation or Formation

Lexicon Pharmaceuticals (New Jersey), Inc.	Delaware